                                             * Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                               Under 17 C.F.R. Sections 200.80,
                                               200.83 and 230.406.

                                                                   EXHIBIT 10.48






                  RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

                            Dated November 25, 1997

                                 by and between

                          SIGNAL PHARMACEUTICALS, INC.

                                      and

                               ARES TRADING S.A.

                  RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT
                  -------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                                                PAGE

ARTICLE I        DEFINITIONS .............................................................       1
                 -----------

                 1.01    Affiliate .......................................................       2
                 1.02    ARES Know-How ...................................................       2
                 1.03    ARES Patents ....................................................       2
                 1.04    Business Day ....................................................       2
                 1.05    Effective Date ..................................................       2
                 1.06    Facilities ......................................................       3
                 1.07    FDA .............................................................       3
                 1.08    Field ...........................................................       3
                 1.09    Initial Term ....................................................       3
                 1.10    Joint Know-How ..................................................       3
                 1.11    Joint Patents ...................................................       3
                 1.12    Joint Research Committee ........................................       3
                 1.13    Licensed Product ................................................       4
                 1.14    Net Sales .......................................................       4
                 1.15    NF-kB ...........................................................       4
                 1.16    Protocol ........................................................       5
                 1.17    Research ........................................................       5
                 1.18    SIGNAL Know-How .................................................       5
                 1.19    SIGNAL Patents ..................................................       5
                 1.20    SIGNAL Technology ...............................................       5
                 1.21    Subsequent Term .................................................       6
                 1.22    Tanabe ..........................................................       6
                 1.23    Term ............................................................       6
                 1.24    Territory .......................................................       6
                 1.25    Valid Claim .....................................................       6

ARTICLE II       RESEARCH ................................................................       6
                 --------

                 2.01    Joint Research Committee ........................................       6
                         2.01.01 Purpose .................................................       6
                         2.01.02 Membership ..............................................       7
                         2.01.03 Schedule ................................................       7
                         2.01.04 Procedures ..............................................       7
                 2.02    Performance of the Research .....................................       7
                 2.03    Performance Standard ............................................       8
                         2.03.01 SIGNAL ..................................................       8
                         2.03.02 ARES ....................................................       8

                                       i
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
                                                                                                PAGE

                 2.04    Commitment of Research Personnel ................................       8
                 2.05    Exclusive Relationship ..........................................       8
                         2.05.01 SIGNAL ..................................................       8
                         2.05.02 Tanabe Agreement ........................................       9
                 2.06    Facilities ......................................................       9
                 2.07    Records .........................................................      10
                 2.08    Audit ...........................................................      10
                 2.09    Research by ARES ................................................      10
                 2.10    Term of the Research ............................................      10
                 2.11    Research Funding ................................................      11
                 2.12    Materials .......................................................      12
                         2.12.01 ARES Materials ..........................................      12
                         2.12.02 SIGNAL Materials ........................................      12
                 2.13    Ownership of SIGNAL Technology ..................................      13
                         2.13.01 No Ownership by SIGNAL Employees ........................      13
                         2.13.02 SIGNAL Know-How and SIGNAL Patents ......................      13
                         2.13.03 Joint Know-How and Joint Patents........................       13
                 2.14    License of ARES Know-How and ARES Patents .......................      14

ARTICLE III      LICENSE .................................................................      14
                 -------

                 3.01    Grant of License ................................................      14
                 3.02    Disclosure of SIGNAL Know-How and Joint Know-How ................      15
                 3.03    License Fees ....................................................      15
                         3.03.01 New Target or Indication ................................      15
                         3.03.02 Other Licensed Products .................................      16
                         3.03.03 New Dosage or Formulation of Licensed Product ...........      17
                 3.04    Equity Investment ...............................................      17
                 3.05    Ongoing Royalty .................................................      17
                 3.06    Deduction for ARES Discovery ....................................      18
                 3.07    Adverse Patents .................................................      18
                 3.08    Reimbursement to SIGNAL .........................................      18
                 3.09    Single Royalty ..................................................      19
                 3.10    Taxes Withheld ..................................................      19
                 3.11    Report of Royalties .............................................      19
                 3.12    Payment of Royalties ............................................      19
                 3.13    Interest on Payments ............................................      20
                 3.14    Records .........................................................      20
                 3.15    Reversion of Rights to Signal ...................................      20
                         3.15.01 Exercise of Reversion Option ............................      20
                         3.15.02 SIGNAL Obligation to Make Payment .......................      21
                         3.15.03 ARES Grant of License ...................................      22

                                                                                                PAGE

ARTICLE IV       ADDITIONAL RIGHTS .......................................................      22
                 -----------------

                 4.01    Co-Promotion ....................................................      22
                         4.01.01 Exercise of Option ......................................      22
                         4.01.02 Royalty Calculations ....................................      24
                 4.02    Supply of Licensed Products and/or
                 4.03    Combination Products ............................................      24

ARTICLE V        PATENT PROSECUTION AND ENFORCEMENT ......................................      25
                 ----------------------------------

                 5.01    Prosecution and Maintenance by SIGNAL ...........................      25
                 5.02    Prosecution and Maintenance by ARES .............................      25
                 5.03    Prosecution of Infringement or Patent Defense
                         by SIGNAL .......................................................      26
                 5.04    Participation in Prosecution of Infringement
                         or Patent Defense by ARES .......................................      26
                 5.05    Prosecution of Infringement or Patent Defense
                         by ARES .........................................................      27

ARTICLE VI       TERM AND TERMINATION ....................................................      28
                 --------------------

                 6.01    Term ............................................................      28
                 6.02    Termination by ARES .............................................      28
                 6.03    Termination for Breach ..........................................      28
                 6.04    Termination upon ARES' Bankruptcy ...............................      29
                 6.05    No Termination upon SIGNAL's Bankruptcy .........................      29
                 6.06    Effect of Termination ...........................................      29
                 6.07    Cumulative Rights and Remedies ..................................      30

ARTICLE VII      REPRESENTATIONS, WARRANTIES AND
                 ------------------------------
                 INDEMNIFICATION .........................................................      30
                 ---------------

                 7.01    SIGNAL Representations ..........................................      30
                 7.02    ARES Representations ............................................      32
                 7.03    SIGNAL Indemnification ..........................................      32
                 7.04    ARES Indemnification ............................................      33
                 7.05    Disclaimer of Warranties ........................................      34

ARTICLE VIII     GENERAL PROVISIONS ......................................................      35
                 ------------------

                 8.01    No Waiver .......................................................      35
                 8.02    Force Majeure ...................................................      35
                 8.03    Notices .........................................................      35

                                                                                                PAGE

                 8.04    Independent Contractors .........................................      36
                 8.05    Assignment ......................................................      37
                         8.05.01 General .................................................      37
                         8.05.02 Acquisition or Merger ...................................      37
                 8.06    No Sale or Other Disposal of SIGNAL Technology ..................      38
                 8.07    Reference to Patents ............................................      38
                 8.08    No Third-Party Beneficiary ......................................      38
                 8.09    Publicity .......................................................      38
                 8.10    Confidential Information ........................................      39
                 8.11    Publication .....................................................      40
                 8.12    Counterparts ....................................................      41
                 8.13    No Strict Construction ..........................................      41
                 8.14    Governing Law ...................................................      41
                 8.15    Dispute Resolution ..............................................      41
                         8.15.01 Negotiation .............................................      41
                         8.15.02 Arbitration .............................................      42
                 8.16    Cooperation .....................................................      43
                 8.17    Integration .....................................................      43

EXHIBIT A        ARES Know-How ...........................................................      45

EXHIBIT B        ARES Patents  ...........................................................      46

EXHIBIT C        Protocol ................................................................      47

EXHIBIT D        SIGNAL Know-How .........................................................      48

EXHIBIT E        SIGNAL Patents ..........................................................      49

EXHIBIT F        SIGNAL Third-Party Agreements ...........................................      50

EXHIBIT G        Third-Party Rights in SIGNAL Know-How and
                 SIGNAL Patents ..........................................................      51


                   RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

      THIS RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") effective as of the ___ day of November 1997 by and between ARES TRADING S.A., a Swiss company with its principal place of business at Chateau de Vaumarcus, 2028 Vaumarcus, Switzerland (hereinafter "ARES"), and SIGNAL PHARMACEUTICALS, INC. a California corporation with a principal place of business at 5555 Oberlin Drive, San Diego, California 92121, U.S.A. (hereinafter "SIGNAL") (ARES and SIGNAL are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party");

                                 WITNESSETH:

      WHEREAS, ARES in conjunction with its affiliates and/or agents desires to perform and have performed research within the field of the modulation of nuclear factor kappa B; and

      WHEREAS, SIGNAL in conjunction with its agents, consultants and/or academic collaborators is willing to perform and to collaborate with ARES in the performance of such research; and

      WHEREAS, in connection with such research collaboration, ARES wishes to obtain an exclusive license within the Territory (as defined herein) to develop, make, have made, import, use, and sell Licensed Products (as also defined herein); and

      WHEREAS, SIGNAL is willing to grant such a license to ARES;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereto have agreed as follows:

                                    ARTICLE I

                                   DEFINITIONS

      As used in this Agreement, each term listed below shall have the meaning that is given after it:

      Section 1.01. Affiliate. Any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with the Party in question. For this purpose, "control" shall mean the ownership, whether direct or indirect, of fifty percent (50%) or more of the equity having the power to vote on or otherwise direct the affairs of the entity.

      Section 1.02. ARES Know-How. Any invention, discovery, formula, design, process, know-how, data, composition, matter, device, or any improvement thereof, whether patentable or not, in which ARES or its Affiliates have any right, title or interest that is necessary or useful for the research, discovery, development, manufacture, use, import or sale of products within the Field, including without limitation any invention, discovery, formula, design, process, know-how, data, composition, matter, device, or any improvement thereof, whether patentable or not, set forth on Exhibit A hereto or obtained, developed, made, conceived or first reduced to practice in connection with the Research solely by ARES, its Affiliates and/or agents, but excluding any Joint Know-How.

      Section 1.03. ARES Patents. (i) Patents (including the inventor's certificates) that include one or more Valid Claims, including without limitation any substitution, extension (including supplemental protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal or the like thereof or thereto,
(ii) pending applications for patents, including without limitation any continuation, divisional or continuation-in-part thereof, and any provisional applications with respect thereto, that, in each case, are listed in Exhibit B to this Agreement or claim any ARES Know-How, and (iii) any foreign counterparts of any of the foregoing.

      Section 1.04. Business Day. Any day other than a Saturday, Sunday or other day on which the principal commercial banks located in Vaumarcus, Switzerland or San Diego, California are not open for business during normal banking hours.

      Section 1.05. Effective Date. November ___, 1997.

      Section 1.06. Facilities. A Party's research facilities and the research facilities of any of such Party's agents, Affiliates, consultants and/or academic collaborators who collaborate in the performance of the Research.

      Section 1.07. FDA. The United States Food and Drug Administration.

      Section 1.08. Field. The modulation of NF-(kappa)B, [***]

      Section 1.09. Initial Term. The period beginning on the Effective Date and ending three (3) years thereafter, unless sooner terminated in accordance with the terms and conditions of Article VI.

      Section 1.10. Joint Know-How. Any invention, discovery, formula, design, process, know-how, data, composition, matter, device, or any improvement thereof, whether patentable or not, obtained, developed, made, conceived or first reduced to practice in connection with the Research jointly by ARES, its Affiliates and/or agents and SIGNAL, its agents, consultants and/or academic collaborators.

      Section 1.11. Joint Patents. (i) Patents (including the inventor's certificates) that include one or more Valid Claims, including without limitation any substitution, extension (including supplemental protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal or the like thereof or thereto,
(ii) pending applications for patents, including without limitation any continuation, divisional or continuation-in-part thereof, and any provisional applications with respect thereto, that, in each case, claim any Joint Know-How, and (iii) any foreign counterparts of any of the foregoing.

      Section 1.12. Joint Research Committee. A committee established by the Parties for the purpose of defining and overseeing the implementation of the Research.

                      ***Confidential Treatment Requested

      Section 1.13. Licensed Product. A product, the development, manufacture, import, use, or sale of which (i) but for the license granted in this Agreement, would infringe one or more Valid Claims of a SIGNAL Patent or Joint Patent licensed hereunder, or (ii) utilizes the SIGNAL Know-How or Joint Know-How licensed hereunder.

      Section 1.14. Net Sales. The amount received for a sale of the Licensed Product or Combination Product (as defined below), as applicable, to third parties by ARES, its Affiliates or sublicensees, less: (i) trade, cash and quantity discounts, rebates or reimbursements, if any, actually allowed or paid;
(ii) returns, allowances and adjustments actually granted to customers; (iii) freight, insurance and other transportation charges actually accrued or paid; and (iv) taxes (other than taxes on ARES' income), duties or other governmental charges on sales or use actually absorbed by ARES or its Affiliates or sublicensees with respect to the sale of such Licensed Product or Combination Product. If the Licensed Product is sold in combination with other ingredients, products, devices, equipment or components (a "Combination Product"), Net Sales for any such Combination Product shall be computed by multiplying what would otherwise be the Net Sales of such Combination Product by the Combination Allocation Fraction (as defined below) attributable to such Combination Product. The "Combination Allocation Fraction" as used herein shall be a fraction, the numerator of which shall be the fair market value of the Licensed Product included in the Combination Product and the denominator of which shall be the fair market value of such Licensed Product plus the fair market value of the ingredients, products, equipment or components of such Combination Product that are not Licensed Product. If no market price exists, fair market value shall be determined in good faith by ARES and SIGNAL. Sales among ARES and its Affiliates or sublicensees shall be disregarded and only final sales to unrelated third parties shall be included in Net Sales.

      Section 1.15. NF-(kappa)B. Nuclear factor kappa B.

      Section 1.16. Protocol. A protocol for a research project established from time to time by the Joint Research Committee in accordance with Section 2.01 hereof and the sample protocol set forth as Exhibit C to this Agreement.

      Section 1.17. Research. Research performed pursuant to the Protocols by SIGNAL, its agents, consultants and/or academic collaborators, either alone or in collaboration with ARES, its Affiliates and/or agents, relating to the Field.

      Section 1.18. SIGNAL Know-How. Any invention, discovery, formula, design, process, know-how, data, composition, matter, device, or any improvement thereof, whether patentable or not, in which SIGNAL has any right, title or interest that is necessary or useful for the research, discovery, development, manufacture, use, import or sale of products within the Field, including without limitation any invention, discovery, formula, design, process, know-how, data, composition, matter, device or any improvement thereof, whether patentable or not, set forth on Exhibit D hereto or obtained, developed, made, conceived or first reduced to practice in connection with the Research solely by SIGNAL, its agents, consultants and/or academic collaborators, but excluding any Joint Know-How.

      Section 1.19. SIGNAL Patents. (i) Patents (including the inventor's certificates) that include one or more Valid Claims, including without limitation any substitution, extension (including supplemental protection certificate), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal or the like thereof or thereto,
(ii) pending applications for patents, including without limitation any continuation, divisional or continuation-in-part thereof, and any provisional applications with respect thereto, that, in each case, are listed in Exhibit E to this Agreement or claim any SIGNAL Know-How, and (iii) any foreign counterparts of any of the foregoing.

      Section 1.20. SIGNAL Technology. SIGNAL Patents and SIGNAL Know-How and SIGNAL's right, title and interest in, to and under Joint Patents and Joint Know-How, collectively.

      Section 1.21. Subsequent Term. The period beginning upon the expiration of the Initial Term and continuing until the expiration of the Term.

      Section 1.22. Tanabe. Tanabe Seiyaku Co., Ltd.

      Section 1.23. Term. As defined in Section 6.01 hereof.

      Section 1.24. Territory. All countries of the world, with the exception of Japan, China, South Korea, Taiwan, Thailand, Cambodia, Laos, Vietnam, Indonesia, Nepal, the Philippines, Singapore, Malaysia, Hong Kong, Myanmar and Brunei.

      Section 1.25. Valid Claim. A claim of an issued patent which claim has not lapsed, been canceled or become abandoned and has not been declared invalid by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer.

                                   ARTICLE II

                                    RESEARCH

      Section 2.01. Joint Research Committee.

                  2.01.01. Purpose. The Joint Research Committee shall establish written Protocols for the performance of the Research, including schedules therefor and interim and final reporting obligations with respect thereto, and allocate responsibility for performance of the Research between the Parties, with the expectation that the Research shall principally be performed by SIGNAL, its agents, consultants and/or academic collaborators. The Joint Research Committee shall review the performance of the Research pursuant to the Protocols and, if necessary, approve amendments to a Protocol or terminate the Research being performed pursuant to a Protocol. Upon the completion or earlier termination of the Research being performed pursuant to a Protocol, the Joint Research Committee shall analyze the results of such Research.

                  2.01.02. Membership. The Joint Research Committee shall initially comprise three (3) representatives appointed by ARES and three (3) representatives appointed by SIGNAL but the composition of the Joint Research Committee may be modified from time to time upon the mutual written agreement of the Parties. One representative of each Party shall be designated as the contact person for that Party. Each Party shall have the right to change its representatives to the Joint Research Committee or its contact person at any time upon notice to the other Party.

                  2.01.03. Schedule. The Joint Research Committee shall meet within thirty (30) days of the Effective Date, and thereafter at least quarterly or more frequently as requested by either Party. The contact person for each Party shall agree upon the time and place of each meeting.

                  2.01.04. Procedures. A meeting of the Joint Research Committee may be held only if a quorum of at least two (2) representatives of each Party is present. All decisions of the Joint Research Committee must be made by the unanimous consent of the representatives of both Parties present at a meeting. The proceedings of the meetings of the Joint Research Committee shall be summarized in minutes signed by the contact person of each Party or his/her designee.

      Section 2.02. Performance of the Research. SIGNAL agrees to use its commercially reasonable and diligent efforts consistent with prevailing practices within the pharmaceutical and biotechnology industries to perform, and as necessary to cause its agents, consultants and/or academic collaborators to perform, the Research. SIGNAL shall accord the Research at least as high a priority as it accords its other active research programs for which it receives comparable funding. SIGNAL shall cooperate with ARES in the performance of the Research as required by the relevant Protocols.

      Section 2.03. Performance Standard.

                  2.03.01. SIGNAL. SIGNAL represents and warrants that it has the experience, capability and resources, including but not limited to sufficient qualified personnel, including its agents, consultants and/or academic collaborators, to perform the Research in accordance with the terms and conditions of this Agreement. SIGNAL agrees to perform and to have performed the Research in accordance with such terms and conditions and in conformity with generally accepted standards of good laboratory practice and with all applicable federal, state and local laws, guidelines, rules and regulations including without limitation the United States Food, Drug and Cosmetic Act and guidelines, rules and regulations promulgated by the FDA.

                  2.03.02. ARES. ARES represents and warrants that it and its Affiliates have the experience, capability and resources, including but not limited to sufficient qualified personnel, to perform the preclinical, clinical and regulatory activities contemplated by this Agreement. ARES agrees to perform and to have performed such activities in conformity with generally accepted standards of good laboratory practice and good clinical practice and with all applicable federal, state and local laws, guidelines, rules and regulations including without limitation the United States Food, Drug and Cosmetic Act and guidelines, rules and regulations promulgated by the FDA.

      Section 2.04. Commitment of Research Personnel. SIGNAL shall allocate to the Research a total of [***] research personnel (measured as full-time equivalents) and post-doctoral fellows combined. SIGNAL shall also allocate any additional research personnel to the Research as SIGNAL believes in good faith are required from time to time to comply with Sections 2.02 and 2.03 hereof.

      Section 2.05. Exclusive Relationship.

                  2.05.01. SIGNAL. ARES acknowledges and agrees that SIGNAL and Tanabe have entered into a Collaborative Development and Licensing Agreement dated March

                      ***Confidential Treatment Requested

31, 1996, as amended to date (the "Tanabe Agreement"), pursuant to which SIGNAL has granted certain exclusive rights to Tanabe within the Field, as set forth in the Tanabe Agreement, for those countries specifically excluded from the definition of the Territory in Section 1.24 hereof. Except for its obligations under the Tanabe Agreement, SIGNAL represents and warrants that it shall not perform any research relating to the Field other than the Research.

                  2.05.02. Tanabe Agreement. ARES acknowledges and agrees that, in accordance with the terms of the Tanabe Agreement, once each of Tanabe and ARES has agreed to accept reciprocity on exchanges of Signal Technical Information and Tanabe Technical Information (as defined in the Tanabe Agreement), then during the term of the Tanabe Agreement, SIGNAL, Tanabe and ARES shall make available to each other such Signal Compound Information, Tanabe Compound Information, Signal Product Information and Tanabe Product Information (as defined in the Tanabe Agreement) as the three parties may mutually agree for any Compound (as defined in the Tanabe Agreement) that is under development by Tanabe and ARES in whatever form is best suited fully to deliver such information. Unless and until Tanabe and ARES have so agreed to accept reciprocity on exchanges of information, SIGNAL shall not disclose to Tanabe any ARES Know-How or ARES Patents. In addition ARES hereby agrees to be bound by the provisions of Section 9.1 of the Tanabe Agreement, and SIGNAL hereby agrees to immediately notify ARES of, and consult with ARES regarding, any information it receives from, or provides to, Tanabe pursuant to Section 9.1 of the Tanabe Agreement.

      Section 2.06. Facilities. SIGNAL shall perform the Research and shall cause the Research to be performed at the Facilities of SIGNAL, its agents, consultants and/or academic collaborators, that SIGNAL represents and warrants are adequate to perform the Research. SIGNAL has taken, or shall take, all standard precautions consistent with pharmaceutical and biotechnology industry practices to ensure that such Facilities are protected by security systems that will maintain the confidentiality and prevent the loss of records and information obtained or developed pursuant to this Agreement.

      Section 2.07. Records. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, SIGNAL shall prepare and maintain, and shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to all laboratory work conducted in the performance of the Research, and upon ARES' request shall send legible copies of the aforesaid to ARES.

      Section 2.08. Audit. SIGNAL shall notify ARES of any request for an audit of the Facilities or records pertaining to the Research sufficiently in advance of such audit to allow a representative of ARES to be present during such audit.

      Section 2.09. Research by ARES. To the extent that the Joint Research Committee or the Parties agree, whether in connection with one or more Protocols or otherwise, that any of the Research is to be performed by ARES, its Affiliates and/or agents or at the Facilities of ARES, its Affiliates and/or agents, ARES shall be obligated to fulfill the same requirements and meet the same standards as are required of SIGNAL in Sections 2.02, 2.06, 2.07 and 2.08 hereof.

      Section 2.10. Term of the Research. Unless at least six (6) months prior to the expiration of the Initial Term, or at least six (6) months prior to the expiration of any subsequent three-year period during the Subsequent Term, ARES gives SIGNAL notice of its decision to terminate the Research, the Research shall continue for an additional three-year period, subject to termination of the Agreement pursuant to Article VI. Upon termination of the Research, ARES shall have no right, title and interest in, to and under any invention, discovery, formula, design, process, know-how, data, composition, matter, device, or product, or any improvement thereof, whether patentable or not, obtained, developed, made, conceived or first reduced to practice by SIGNAL, its agents, consultants and/or collaborators (including Tanabe) following termination of the Research, and the only rights of ARES hereunder shall be rights to (i) ARES Know-How and

ARES Patents and (ii) SIGNAL Technology obtained, developed, made, conceived or first reduced to practice prior to such termination.

      Section 2.11. Research Funding. As full compensation for SIGNAL's, its agents', consultants' and academic collaborators' performance of the Research during the Initial Term, ARES shall pay, or cause to be paid, to SIGNAL
Nine Million United States Dollars (U.S. $9,000,000) which shall be due and payable in accordance with the following schedule:

   (i) One Million United States Dollars (U.S. $1,000,000) upon execution and delivery of this Agreement;

  (ii) One Million United States Dollars (U.S. $1,000,000) four months after the Effective Date;

 (iii) One Million United States Dollars (U.S. $1,000,000) eight (8) months after the Effective Date;

  (iv) One Million United States Dollars (U.S. $1,000,000) one (1) year after the Effective Date;

   (v) One Million United States Dollars (U.S. $1,000,000) sixteen (16) months after the Effective Date;

  (vi) One Million United States Dollars (U.S. $1,000,000) twenty (20) months after the Effective Date;

 (vii) One Million United States Dollars (U.S. $1,000,000) two (2) years after the Effective Date;

(viii) One Million United States Dollars (U.S. $1,000,000) twenty-eight (28) months after the Effective Date;

  (ix) One Million United States Dollars (U.S. $1,000,000) thirty-two (32) months after the Effective Date.


In the event the Research continues for any three-year period during the Subsequent Term, then as full compensation for SIGNAL's, its agents', consultants' and academic collaborators' performance of the Research during such three-year period, ARES shall pay, or cause to be paid, to SIGNAL the amount paid during the prior three-year period adjusted to reflect the percentage increase for the prior three-year period in the Consumer Price Index of the Bureau of Labor Statistics of the United States Department of Labor. [***] of such adjusted amount shall be due and payable at the start of such three-year period and thereafter at [***] intervals.

      Section 2.12. Materials.

                  2.12.01. ARES Materials. To the extent required to do so pursuant to any Protocol, ARES shall make available to SIGNAL quantities of proprietary ARES materials sufficient to carry out the applicable Research, which materials shall be used for no other purpose, it being understood that SIGNAL shall take reasonable care to handle, store and use these materials so as to avoid loss, contamination and waste. All materials so furnished shall be deemed to be ARES "Confidential Information" subject to the obligations set forth in Section 8.10 hereof and SIGNAL shall return any unused ARES materials at the conclusion of the relevant Research or the earlier termination of this Agreement, unless written authorization to destroy such materials is given by ARES. SIGNAL shall account for all materials not returned.

                  2.12.02. SIGNAL Materials. To the extent required to do so pursuant to any Protocol, SIGNAL shall make available to ARES quantities of proprietary SIGNAL materials sufficient to carry out the applicable Research, which materials shall be used for no other purpose, it being understood that ARES shall take reasonable care to handle, store and use these materials so as to avoid loss, contamination and waste. All materials so furnished shall be deemed to be SIGNAL "Confidential Information" subject to the obligations set forth in Section 8.10 hereof and ARES shall return any unused SIGNAL materials at the conclusion of the relevant Research or the earlier termination of this Agreement, unless written authorization to destroy such materials is given by SIGNAL. ARES shall account for all materials not returned.


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      Section 2.13. Ownership of SIGNAL Technology.

                  2.13.01. No Ownership by SIGNAL Employees. All employees of SIGNAL who are expected to perform the Research have signed agreements regarding proprietary information and inventions with SIGNAL in a form reasonably considered by SIGNAL and its counsel to assure SIGNAL's right, title and interest in, to and under the SIGNAL Technology in accordance with Subsections
2.13.02 and 2.13.03 below.

                  2.13.02. SIGNAL Know-How and SIGNAL Patents. All right, title and interest in, to and under all SIGNAL Know-How and SIGNAL Patents obtained, developed, made, conceived or first reduced to practice in connection with the Research shall be owned by or licensed to SIGNAL. SIGNAL shall enter into customary agreements with its agents, consultants and/or academic collaborators that provide that all of such agents', consultants' and/or academic collaborators' right, title and interest in, to and under such SIGNAL Know-How and SIGNAL Patents shall be assigned or licensed exclusively to SIGNAL, unless SIGNAL and ARES agree in writing (including as reflected in the signed minutes of meetings of the Joint Research Committee) that such exclusivity is not required to protect SIGNAL's competitive position with respect to the performance of the Research and ARES' competitive position with respect to the development, manufacture, import, use, and sale of Licensed Products and Combination Products. SIGNAL's right, title and interest in, to and under such SIGNAL Know-How and SIGNAL Patents shall be licensed to ARES pursuant to Section
3.01 hereof.

                  2.13.03. Joint Know-How and Joint Patents. All right, title and interest in, to and under all Joint Know-How and Joint Patents shall be owned jointly and equally by SIGNAL and ARES, each with an undivided one-half interest. SIGNAL shall enter into customary agreements with its agents, consultants and academic collaborators that provide that all of such agents', consultants' and academic collaborators' right, title and interest in, to and under such Joint Know-How and Joint Patents shall be assigned or licensed exclusively to SIGNAL, unless SIGNAL and ARES agree in writing (including as reflected in the signed


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
minutes of meetings of the Joint Research Committee) that such exclusivity is not required to protect SIGNAL's competitive position with respect to the performance of the Research and ARES' competitive position with respect to the development, manufacture, import, use, and sale of Licensed Products and Combination Products. SIGNAL's right, title and interest in, to and under such Joint Know-How and Joint Patents shall be licensed to ARES pursuant to Section
3.01 hereof.

      Section 2.14. License of ARES Know-How and ARES Patents. ARES hereby grants to SIGNAL, and SIGNAL hereby accepts, [ *** ] solely for the purpose of conducting the Research pursuant to this Agreement. Such license shall be valid for the term of the Research as set forth in Section 2.10 hereof.

                                   ARTICLE III

                                     LICENSE

      Section 3.01. Grant of License. SIGNAL hereby grants to ARES, and ARES hereby accepts, an exclusive license under the SIGNAL Technology, valid for the Term and with the right to grant sublicenses, to develop, make, have made, import, use, and sell Licensed Products and Combination Products within the Territory. ARES shall notify any sublicensee of the SIGNAL Technology of all rights and obligations of ARES hereunder licensed to such sublicensee. For the avoidance of doubt, except in connection with Sections 2.09 and 6.05 and Subsection 8.05.02 hereof, and other than with respect to inventions, discoveries, formulas, designs, processes, know-how, data, compositions, matter, devices, or any improvements thereof, whether patentable or not, obtained, developed, made, conceived or first reduced to practice in connection with the Research, the foregoing is not intended to grant ARES a license to the SIGNAL Technology for research purposes.


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      Section 3.02. Disclosure of SIGNAL Know-How and Joint Know-How. Following
the execution and delivery of this Agreement and as appropriate from time to time thereafter during the Term, SIGNAL shall disclose to ARES the SIGNAL Know-How and the Joint Know-How pursuant to a program and in a form (e.g. writings, visual representations, computer software, models or instruction) as shall best facilitate the use of such SIGNAL Know-How and Joint Know-How by ARES.

      Section 3.03. License Fees. In addition to the royalties that shall be payable under Sections 3.05 and 4.01 hereof, the purchase of SIGNAL Series F Preferred Stock by ARES' Affiliate pursuant to Section 3.04 hereof, and in consideration of the grant of the exclusive license set forth in Section 3.01 hereof, ARES shall pay SIGNAL the following license fees on a Licensed Product by Licensed Product basis.

                  3.03.01 New Target or Indication. For each Licensed Product for which no license fee has yet been paid and that is either (A) [***] or
(B) [***], its Affiliates or sublicensees then within thirty (30) days of the corresponding event, ARES shall pay, or cause to be paid, to SIGNAL the following nonrefundable license fees:

                        (i) [***]

                        (ii) [***]

                        (iii) [***]


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                        (iv) [***]

                        (v) [***]

ARES shall promptly notify SIGNAL of the occurrence of any event described above.

                  3.03.02 Other Licensed Products. For each Licensed Product being developed by ARES, its Affiliates or sublicensees for which no license fee has yet been paid and that is not subject to Subsection 3.03.01 above, ARES shall pay, or cause to be paid, to SIGNAL the following nonrefundable license fees:

                        (i) [***]

                        (ii) [***]

                        (iii) [***]


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ARES shall promptly notify SIGNAL of the occurrence of any event described above.

                  3.03.03. New Dosage or Formulation of Licensed Products. For the avoidance of doubt, if a license fee has been paid pursuant to this Section
3.03 with respect to any Licensed Product, then no additional license fee shall be payable hereunder with respect to any new dosage, presentation or formulation of such Licensed Product (including any inclusion of such Licensed Product in a Combination Product).

      Section 3.04. Equity Investment. On or before December 1, 1997, ARES' Affiliate, Ares-Serono S.A., shall purchase 2,722,513 shares of the Series F Preferred Stock of SIGNAL for total consideration of Eight Million Two Hundred Thousand United States Dollars and Seventy-Two United States Cents (U.S. $8,200,000.72) pursuant to a stock purchase agreement that shall be executed and delivered simultaneously herewith.

      Section 3.05. Ongoing Royalty. Subject to the provisions of this Article III, ARES shall during the Term pay or cause to be paid to SIGNAL royalties on Net Sales of Licensed Products or Combination Products at the following rates:

                  (i) [***] of total annual Net Sales of Licensed
Products and Combination Products at or below [***];

                  (ii) [***] of total annual Net Sales of Licensed Products and Combination Products above [***];

                  (iii) [***] of total annual Net Sales of Licensed Products and Combination Products above [***]; and

                  (iv) [***] of total annual Net Sales of
Licensed Products and Combination Products above [***];


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provided, however, that upon the expiration or invalidation of the last remaining Valid Claim of a SIGNAL Patent or Joint Patent in effect in a country that covers such Licensed Product or Combination Product, royalties payable for such country with respect to such Licensed Product or Combination Product shall be reduced by [***]

      Section 3.06. [***] ARES may [***] hereof, [***] of total annual Net Sales for any Licensed Product or Combination Product whose primary pharmacological activity is the modulation of an intracellular molecule [***].

      Section 3.07. Adverse Patents. ARES may deduct from up to [***] of the royalties due SIGNAL for any Licensed Product or Combination Product under Sections 3.05 and 4.01 hereof (following any deduction made pursuant to Section
3.06 hereof) an amount equal to [***] royalties paid to third parties by ARES, its Affiliates and/or sublicensees in order to develop, manufacture, import, use or sell such Licensed Product or Combination Product pursuant to agreements that may be entered into in good faith after the Effective Date with parties owning or controlling a patent that, but for such agreements, would bar the development, manufacture, import, use or sale of such Licensed Product or Combination Product.

      Section 3.08. Reimbursement to SIGNAL. In addition to the royalties due SIGNAL under Sections 3.05 and 4.01 hereof, ARES shall during the Term reimburse, or cause to be reimbursed, SIGNAL for royalties paid to third parties by SIGNAL pursuant to agreements in existence on the Effective Date with respect to the development, manufacture, import, use or sale of a Licensed Product or Combination Product, as set forth on Exhibit F hereto, or agreements subsequently approved in writing by the Parties; provided, however, in no event shall such reimbursement exceed [***] of the total annual Net Sales of such Licensed Product or Combination Product.


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      Section 3.09. Single Royalty. Nothing herein contained shall obligate
ARES, its Affiliates and/or sublicensees to pay or cause to be paid to SIGNAL more than one royalty on any unit of Licensed Product or Combination Product.

      Section 3.10. Taxes Withheld. Any and all taxes that are levied on royalties accruing under this Agreement in a country in which provision is made in the law or by regulation for withholding may be deducted by the payor from such royalties and paid to the proper taxing authority and evidence of such payment shall be secured and sent to SIGNAL within one (1) month of such payment. The Parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable ARES, its Affiliates and/or sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to SIGNAL hereunder without withholding any tax.

      Section 3.11. Report of Royalties. Within sixty (60) days of the end of each calendar quarter during the Term (including the sixty (60) day period following the end of the calendar quarter in which the Term terminates), ARES shall deliver to SIGNAL a written report showing its computation of royalties due under this Agreement on Net Sales during such calendar quarter. All such Net Sales shall be segmented by each report according to sales by ARES, its Affiliates and/or sublicensees as well as on a country by country basis, including the rates of exchange used to convert such royalties into United States dollars from the currency in which the sales were made. The rate of exchange to be used in any such conversion shall be the rate reported in the Wall Street Journal for the purchase of United States dollars with such currency on the last Business Day of the quarter for which the report is being prepared.

      Section 3.12. Payment of Royalties. Royalties shall be payable hereunder by ARES on behalf of itself, its Affiliates and/or sublicensees, whichever shall have effected the sales on which a royalty is due. Simultaneous with the delivery of the report described in Section 3.11


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

hereof ARES shall pay or cause to be paid to SIGNAL at such place as SIGNAL may from time to time designate all royalties earned in the preceding calendar quarter.

      Section 3.13. Interest on Payments. In the event that any payment due pursuant to this Agreement, including research payments, license fees and royalties, is not made when due, the payment shall accrue interest from the date due until paid at the rate of one percent (1%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit SIGNAL's right to exercise any other rights it may have as a consequence of the lateness of any payment.

      Section 3.14. Records. ARES shall keep or cause to be kept accurate records in sufficient detail to enable the royalties payable hereunder to be determined. During the Term and for a period of two years following the termination of this Agreement, upon the request of SIGNAL (but not more frequently than once in each calendar year) an independent public accountant selected by SIGNAL and approved by ARES shall be allowed access, during ordinary business hours, to such records pertaining to the preceding two (2) calendar years solely to verify the accuracy of royalty payments made or payable hereunder. SIGNAL and ARES shall mutually determine a general strategy for such audit in advance of its conduct. Said accountant shall not disclose to SIGNAL any information except that which should properly be contained in a royalty report required under this Agreement. SIGNAL shall bear the full cost of such audit unless such audit reveals an under-reporting of royalties in excess of five percent (5%) of the amount due under this Agreement, in which case the full cost of the audit shall be borne by ARES.

      Section 3.15. Reversion of Rights to SIGNAL.

                  3.15.01. Exercise of Reversion Option. In the event ARES, its Affiliates and/or sublicensees cease to pursue development or commercialization of at least one Licensed Product or Combination Product at any time when ARES is no longer providing research funding to SIGNAL pursuant to Section 2.11 hereof, ARES shall immediately notify SIGNAL and,


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

SIGNAL may exercise an option, on a product by product basis, to obtain a reversion of all right, title and interest granted to ARES hereunder with respect to any potential Licensed Product or Combination Product. SIGNAL shall exercise such option by providing ARES ninety (90) days prior notice of such intended reversion of rights, specifying the potential Licensed Product or Combination Product that is the subject of such reversion. Such reversion of rights shall become effective at the end of such notice period, unless during such notice period (i) ARES can demonstrate that ARES, its Affiliates and/or sublicensees are diligently pursuing the development or commercialization of at least one Licensed Product or Combination Product or (ii) ARES provides to SIGNAL a reasonably detailed written plan for commercially reasonable development and commercialization of such Licensed Product or Combination Product and takes affirmative steps to begin implementation of such plan.

                  3.15.02. SIGNAL Obligation to Make Payments. For each Licensed Product or Combination Product for which rights have reverted to SIGNAL pursuant to Subsection 3.15.01 hereof, SIGNAL shall pay to ARES [***] of the amount or fair market value, as applicable, of any and all consideration received by SIGNAL with respect to such Licensed Product or Combination Product (other than payments received for equity at fair market value or payments received to support further research and development of such Licensed Product or Combination Product so long as such payments do not exceed SIGNAL's cost of conducting such further research and development), whether such consideration is in cash, payment in kind, exchange or other form, until the total amount of such payments to ARES equals [***] of the following amount: [***]

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                  3.15.03. ARES Patents ARES Grant of License. To the extent necessary to permit SIGNAL to develop, make, have made, import, use, and sell Licensed Products or Combination Products within the Territory following a reversion of rights pursuant to Subsection 3.15.01 hereof, ARES shall grant SIGNAL a nonexclusive royalty-free license valid for the Term under the ARES Know-How and ARES Patents pursuant to an agreement to be negotiated in good faith between the Parties; provided, however, that in addition to the payments due ARES under Subsection 3.15.02 hereof, SIGNAL shall reimburse ARES for royalties paid to third parties by ARES or its Affiliates with respect to the development, manufacture, import, use or sale of such Licensed Products or Combination Products.

                                   ARTICLE IV

                                ADDITIONAL RIGHTS

      Section 4.01. Co-Promotion.

                  4.01.01. Exercise of Option. Within thirty (30) days following notice from ARES to SIGNAL of submission by ARES or its Affiliates of a New Drug Application (NDA) or equivalent for a Licensed Product or Combination Product in the United States, SIGNAL shall have the right by notice to ARES to exercise its option to participate with ARES or its Affiliates in promoting such Licensed Product or Combination Product in the United States; provided, however, that SIGNAL can demonstrate concurrently with such option exercise that it can commit to making a material investment in, and contribution to, promotion of such Licensed Product or Combination Product. Upon SIGNAL's exercise of such option on these terms and conditions, ARES in its sole discretion shall within sixty
(60) days of such option exercise select one of the following two alternatives:

                        (i) [***]


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                                     [***]

                        (ii) ARES may agree to negotiate in good faith with SIGNAL a co-promotion agreement for such Licensed Product or Combination Product in the United States containing customary terms and conditions. The period for such negotiation shall begin upon SIGNAL's exercise of its option and end six months thereafter. , [***] such co-promotion agreement shall also provide for defined standards for promotional diligence sufficient to ensure that SIGNAL makes a material investment in, and contribution to, promotion of such Licensed Product or Combination Product. In addition the co-promotion agreement shall, to the extent necessary, [***] to permit SIGNAL to fulfill its co-promotion obligations with respect to Licensed Products or Combination Products and shall, in any event, reflect the following terms and conditions with respect to royalties and allocation of Net Sales for each such Licensed Product or Combination Product:

                              (A) SIGNAL shall receive a royalty of [***] of
such Net Sales;

                              (B) [***] of such Net Sales shall then be
allocated to ARES;

                              (C) a portion of the remainder of such Net
Sales shall then be allocated to the Party that has manufactured, or contracted to have manufactured (including pursuant to Section 4.02 hereof), such Licensed Product or Combination Product, the amount of such allocation to equal such Party's direct costs associated with the manufacture of the Licensed Product or Combination Product;

                              (D) [***] of Net Sales remaining after the
allocations set forth in Subsections 4.01.01(ii)(A), (B) and (C) above shall be divided by the


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Parties in proportion to their respective direct costs associated with the co-promotion of such Licensed Product or Combination Product; and

                              (E) [***] of Net Sales remaining after the
allocations set forth in Subsections 4.01.01(ii)(A), (B) and (C) above shall be allocated to ARES until an amount has been recouped equal to the total of [***] and thereafter any remaining amount shall be allocated in accordance with the terms and conditions of Subsection 4.01.01(ii)(D) above.

                  4.01.02. Royalty Calculations. The royalties and allocation of Net Sales set forth in Subsection 4.01.01 above shall be in lieu of the royalties set forth in Section 3.05 hereof with respect to Net Sales of Licensed Products or Combination Products for the United States. Net Sales for the United States subject to royalty calculations pursuant to Subsection 4.01.01 shall also not be used in computing total annual Net Sales of Licensed Products and Combination Products pursuant to Section 3.05. Upon the expiration or invalidation of the last Valid Claim of a Patent in effect in the United States that covers a Licensed Product or Combination Product, royalties payable for the United States pursuant to Subsection 4.01.01 (i) and (ii)(A) above shall be [***]

     Section 4.02. Supply of Licensed Products and/or Combination Products. At the request and option of [***] the Parties agree to negotiate in good faith a supply agreement pursuant to which [***] for sale upon such reasonable terms and conditions as the Parties shall mutually agree; provided, however, if the Parties have entered into a co-promotion agreement pursuant to Subsection
4.01.01 (ii) hereof, then such supply agreement shall provide for [***]


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[***]

                                    ARTICLE V

                       PATENT PROSECUTION AND ENFORCEMENT

      Section 5.01. Prosecution and Maintenance by SIGNAL. SIGNAL shall prosecute and maintain the SIGNAL Patents and Joint Patents in the Territory in accordance with reasonable commercial standards and reasonable principles of intellectual property protection. All applications for SIGNAL Patents shall be filed in the name of SIGNAL and all applications for Joint Patents shall be filed in the name of ARES or its Affiliates and SIGNAL. SIGNAL shall keep ARES currently advised of all steps that will be taken in the prosecution of the SIGNAL Patents and Joint Patents. SIGNAL shall furnish ARES with copies of all substantive communications between SIGNAL and applicable patent offices regarding the SIGNAL Patents and Joint Patents. SIGNAL shall provide draft applications for SIGNAL Patents and Joint Patents to ARES sufficiently in advance of filing for ARES to have the opportunity to comment thereon. ARES shall provide all reasonable cooperation to SIGNAL at SIGNAL's cost and expense in connection with SIGNAL's prosecution and maintenance of the SIGNAL Patents and Joint Patents including without limitation signing all documents necessary to prosecute and maintain the SIGNAL Patents and Joint Patents. SIGNAL shall bear the cost of prosecuting and maintaining the SIGNAL Patents and Joint Patents in force and of filing all applications for SIGNAL Patents and Joint Patents.

      Section 5.02. Prosecution and Maintenance by ARES. If SIGNAL does not fulfill its obligations to prosecute and maintain the SIGNAL Patents and Joint Patents in the Territory pursuant to Section 5.01 above, then SIGNAL shall so advise ARES in time to enable ARES to fulfill these obligations. ARES shall deduct all reasonable cost and expense it incurs in so doing from the royalties due SIGNAL pursuant to Sections 3.05 and 4.01 hereof. SIGNAL shall provide all reasonable cooperation to ARES at SIGNAL's cost and expense in connection with


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ARES' prosecution and maintenance of the SIGNAL Patents and Joint Patents, including without limitation signing and delivering to ARES, within ten (10) days of ARES' request therefor, all documents necessary for ARES to prosecute and maintain the SIGNAL Patents and Joint Patents in the name of SIGNAL.

      Section 5.03. Prosecution of Infringement or Patent Defense by SIGNAL. If either Party learns of (i) any infringement or potential infringement of a SIGNAL Patents or Joint Patent by a third party in the Territory and/or (ii) any claim by a third party that a SIGNAL Patent or Joint Patent is invalid in the Territory, it shall promptly notify the other Party. SIGNAL shall have the right to prosecute such infringement or to defend against such claim (an "Action"). SIGNAL shall keep ARES informed of, and shall from time to time consult with ARES regarding, the status of any such Action and shall provide ARES with copies of all documents filed in, and all written communications relating to, such Action. ARES shall provide all reasonable cooperation to SIGNAL in connection with such Action, and SIGNAL shall reimburse ARES for its out-of-pocket expenses incurred in rendering such cooperation. In the event SIGNAL obtains any recovery from such Action or the compromise or settlement thereof, the total amount of such recovery shall first be used to reimburse SIGNAL for its reasonable expenses incurred in connection with such Action and the balance of such recovery shall be allocated [***] to SIGNAL and [***] to ARES.

      Section 5.04. Participation in Prosecution of Infringement or Patent Defense by ARES. In the event ARES wishes do so, ARES shall have the right to participate and be represented in an Action by its own counsel at its own expense, but may not take any steps to direct such Action nor to compromise or settle such Action, as SIGNAL shall have the primary responsibility for directing such Action. SIGNAL agrees that it shall not compromise or settle any Action in which ARES has exercised its right to participate without ARES' prior written consent, which consent shall not unreasonably be withheld. In the event SIGNAL and ARES obtain any recovery from such Action or the compromise or settlement thereof, the total amount of such


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recovery shall first be used to reimburse the Parties pro-rata, based on costs incurred, for their reasonable expenses incurred in connection with such Action and the balance of such recovery shall be shared equally between the Parties.

      Section 5.05. Prosecution of Infringement or Patent Defense by ARES. If within ninety (90) days from the date on which SIGNAL is notified or otherwise becomes aware of an infringement or potential infringement of a SIGNAL Patent or Joint Patent in the Territory or a claim that a SIGNAL Patent or Joint Patent is invalid in the Territory, either (i) the infringement has not been terminated or the claim has not been withdrawn or (ii) SIGNAL has not initiated an Action against such third party, SIGNAL shall, upon request of ARES, grant ARES the right to initiate an Action against such third party at its own cost and expense, provided, however, that ARES shall be entitled to deduct such cost and expense from up to [***] of the royalties due SIGNAL thereafter pursuant to Sections 3.05 and 4.01 hereof. Notwithstanding the ninety (90) day period established in the previous sentence, in the event that SIGNAL has not instituted a summary proceeding with respect to an infringement or potential infringement of a SIGNAL Patent or Joint Patent and the right to institute such a summary proceeding shall lapse within two weeks, ARES may institute such a summary proceeding. ARES shall keep SIGNAL informed of, and shall from time to time consult with SIGNAL regarding, the status of any such Action or summary proceeding and shall provide SIGNAL with copies of all documents filed in, and all written communications relating to, such Action or summary proceeding. SIGNAL agrees, in the event that ARES cannot prosecute such Action or summary proceeding in its own name, to sign and deliver to ARES, within ten (10) days of ARES' request therefor, all documents necessary for ARES to prosecute such Action or summary proceeding in the name of SIGNAL, but ARES shall control the prosecution of any such Action or summary proceeding. SIGNAL shall have the right to participate and be represented in such Action or summary proceeding by its own counsel at its own expense. SIGNAL shall provide all reasonable cooperation to ARES in connection with such Action or summary proceeding, and ARES shall


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reimburse SIGNAL for its out-of-pocket expenses incurred in rendering such cooperation. ARES may not compromise or settle such Action or summary proceeding without SIGNAL's prior written consent, which consent shall not unreasonably be withheld. In the event ARES obtains any recovery from such Action or the compromise or settlement thereof, the total amount of such recovery shall first be used to reimburse ARES for any costs and expense not deducted from royalty payments due hereunder, then to reimburse SIGNAL for any cost and expense so deducted, [***]
                                   ARTICLE VI

                              TERM AND TERMINATION

      Section 6.01. Term. The license granted under Article III hereof shall continue in force in each country from the Effective Date until (i) the expiration or invalidation of the last Valid Claim of a SIGNAL Patent or Joint Patent in effect in such country covering a Licensed Product or Combination Product, or (ii) ten years from the first commercial sale of a Licensed Product or Combination Product by ARES, its Affiliates or sublicensees in such country following the receipt of marketing approval therein, whichever shall last occur, and this Agreement shall terminate upon the expiration or invalidation of the last of such Valid Claims or the termination of the last of such ten-year periods, unless the Agreement is terminated at an earlier date pursuant to Sections 6.02, 6.03 or 6.04 hereof.

      Section 6.02. Termination by ARES: ARES may terminate this Agreement effective at any time after the end of the Initial Term by giving six (6) months prior notice to SIGNAL.

      Section 6.03. Termination for Breach. Either Party may terminate this Agreement sixty (60) days after giving the other Party notice of breach of any material provision of this Agreement (including without limitation the representations and warranties set forth in Article VII hereof) by the other Party, unless such breach is cured within the period of such notice.


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      Section 6.04. Termination upon ARES' Bankruptcy. SIGNAL may terminate this
Agreement if an insolvency proceeding is instituted by or against ARES, ARES makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or files a petition seeking reorganization, composition, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation.

      Section 6.05. No Termination upon SIGNAL's Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by SIGNAL to ARES are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that ARES, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against SIGNAL under the Bankruptcy Code, ARES shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiment of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to ARES (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by ARES, unless SIGNAL elects to continue to perform all of its obligations under this Agreement, or
(ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of SIGNAL, upon written request therefor by ARES.

      Section. 6.06. Effect of Termination. If this Agreement is not terminated at an earlier date by ARES pursuant to Sections 6.02 or 6.03 hereof or by SIGNAL pursuant to Sections 6.03 or 6.04 hereof, then upon its termination in accordance with Section 6.01 hereof ARES shall have an irrevocable, fully paid-up license within the Territory under the SIGNAL Technology to develop, make, have made, import, use, and sell any Licensed Products or Combination Products to which ARES had any right, title or interest prior to the termination of this Agreement. If this Agreement is terminated by ARES pursuant to Sections 6.02 or 6.03 hereof or by SIGNAL pursuant to Sections 6.03 or 6.04 hereof, then upon its termination all rights and obligations of the Parties hereunder, including without limitation the rights and obligations with respect to the licenses granted under Article III hereof, shall terminate. Notwithstanding the foregoing, termination of this Agreement shall not release either Party from its obligations accrued prior to the effective date of termination nor deprive either Party from any rights that this Agreement provides shall survive termination.

      Section 6.07. Cumulative Rights and Remedies. Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise, including without limitation rights under the United States Bankruptcy Code.

                                   ARTICLE VII

                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

      Section 7.01. SIGNAL Representations. SIGNAL represents and warrants to ARES as follows:

                  (i) SIGNAL has the right, power and authority to enter into this Agreement and to perform the Research and grant ARES a license under the SIGNAL Technology in accordance with the terms and conditions of this Agreement;

                  (ii) all requisite corporate action has been taken to authorize SIGNAL's execution, delivery and performance of this Agreement;

                  (iii) SIGNAL has all right, title and interest in, to and under the SIGNAL Technology, which, with the exception of rights granted to Tanabe, is free and clear of any liens, charges, encumbrances or rights of others to possession or use;

                  (iv) with the exception of rights granted to Tanabe, SIGNAL has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in, to or under the SIGNAL Technology to any third party;

                  (v) all third parties who have or had any right, title and interest in, to and under the SIGNAL Know-How and SIGNAL Patents, as identified on Exhibit G, have assigned or licensed such right, title and interest to SIGNAL under the terms and conditions set forth on Exhibit G;

                  (vi) to the best of SIGNAL's knowledge after due inquiry, the practice and use of the SIGNAL Technology pursuant to the terms and conditions of this Agreement shall not infringe any patent, copyright, trademark, or other proprietary or property rights of any third parties;

                  (vii) to the best of SIGNAL's knowledge after due inquiry, no third party has filed, pursued or maintained or threatened to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that the SIGNAL Technology infringes any patent, copyright or trademark or other proprietary or property rights of any third parties;

                  (viii) there are no suits, proceedings, arbitrations, claims or counterclaims or governmental investigations pending or asserted in writing to SIGNAL, and to the best of SIGNAL's knowledge, there are no suits, proceedings, arbitrations, claims or counterclaims or governmental investigations threatened against SIGNAL that would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or would otherwise prevent SIGNAL from complying with the terms and conditions of this Agreement;

                  (ix) execution and delivery of this Agreement and performance hereunder does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which SIGNAL is a party or by which it is bound; and

                  (x) no warranty or representation by SIGNAL in this Agreement and no other agreement, exhibit, or instrument required to be delivered by SIGNAL to ARES pursuant to this Agreement contains or will contain any untrue statement of material fact or omit to state a material fact required in order to make such warranty, representation, other agreement, exhibit or instrument not misleading.

      Section 7.02. ARES Representations. ARES represents and warrants to SIGNAL as follows:

                  (i) ARES has the right, power and authority to enter into this Agreement;

                  (ii) all requisite corporate action has been taken to authorize ARES' execution, delivery and performance of this Agreement;

                  (iii) there are no suits, proceedings, arbitrations, claims or counterclaims or governmental investigations pending or asserted in writing to ARES, and to the best of ARES' knowledge, there are no suits, proceedings, arbitrations, claims or counterclaims or governmental investigations threatened against ARES that would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or would otherwise prevent ARES from complying with the terms and conditions of this Agreement;

                  (iv) execution and delivery of this Agreement and performance hereunder does not breach, violate, contravene or constitute a default under any contracts, arrangements or commitments to which ARES is a party or by which it is bound; and

                  (v) no warranty or representation by ARES in this Agreement and no other agreement, exhibit or instrument required to be delivered by ARES to SIGNAL pursuant to this Agreement contains or will contain any untrue statement of material fact or omit to state a material fact required in order to make such warranty, representation, other agreement, exhibit or instrument not misleading.

      Section. 7.03. SIGNAL Indemnification. SIGNAL shall defend, indemnify and hold harmless ARES, its Affiliates and sublicensees, their officers, agents and employees (each individually a "SIGNAL Indemnified Party," and collectively the "SIGNAL Indemnified Parties"), from and against any and all liabilities, losses, damages, actions, claims, costs or expenses suffered or incurred by the SIGNAL Indemnified Parties (including reasonable attorneys' fees) (individually a "SIGNAL Liability," and collectively the "SIGNAL Liabilities") that arise from (i) personal injury or property damage to third parties resulting from a breach of this Agreement by SIGNAL (including without limitation a breach of SIGNAL's representations and warranties in
Section 7.01 hereof); or (ii) the enforcement by a SIGNAL Indemnified Party of its rights under this Section 7.03; provided, however, that SIGNAL shall have no obligation to defend, indemnify, and hold harmless hereunder to the extent a SIGNAL Liability arises from the negligence or willful misconduct of a SIGNAL Indemnified Party or from the negligence, failure to comply with instructions regarding use of a Licensed Product or Combination Product or other wrongdoing of any user of the Licensed Product or Combination Product. ARES shall promptly notify SIGNAL of any claim or action giving rise to SIGNAL Liabilities subject to the provisions of this Section 7.03. SIGNAL shall have the right to defend any such claim or action, at its cost and expense, and shall keep ARES informed of developments in any such claim or action. ARES shall cause the SIGNAL Indemnified Parties to cooperate with SIGNAL in the defense of any such claim or action. SIGNAL shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on a SIGNAL Indemnified Party or grants any rights to Licensed Products or Combination Products, or to SIGNAL Technology necessary or useful to develop, make, have made, import, use, and sell Licensed Products or Combination Products, without ARES' prior written consent. The indemnification rights of any SIGNAL Indemnified Party contained herein are in addition to and not in lieu of all other rights that such SIGNAL Indemnified Party may have at law or in equity or otherwise and shall survive the termination of this Agreement.

      Section 7.04. ARES Indemnification. ARES shall defend, indemnify and hold harmless SIGNAL, its officers, agents and employees (each individually a "ARES Indemnified Party," and collectively the "ARES Indemnified Parties"), from and against any and all liabilities, losses, damages, actions, claims, costs or expenses suffered or incurred by the ARES Indemnified

Parties (including reasonable attorneys' fees) (individually a "ARES Liability," and collectively the "ARES Liabilities") that arise from (i) personal injury or property damage to third parties resulting from (A) a breach of this Agreement by ARES (including without limitation a breach of ARES' representations and warranties in Section 7.02 hereof) or (B) ARES', its Affiliates' or sublicensees' development, manufacture, import, use or sale of Licensed Products or Combination Products pursuant to this Agreement; or (ii) the enforcement by an ARES Indemnified Party of its rights under this Section 7.04; provided, however, that ARES shall have no obligation to defend, indemnify, and hold harmless hereunder to the extent an ARES Liability arises from the negligence or willful misconduct of an ARES Indemnified Party or from the negligence, failure to comply with instructions regarding use of a Licensed Product or Combination Product or other wrongdoing of any user of the Licensed Product or Combination Product. SIGNAL shall promptly notify ARES of any claim or action giving rise to ARES Liabilities subject to the provisions of this Section 7.04. ARES shall have the right to defend any such claim or action, at its cost and expense, and shall keep SIGNAL informed of developments in any such claim or action. SIGNAL shall cause the ARES Indemnified Parties to cooperate with ARES in the defense of any such claim or action. ARES shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on an ARES Indemnified Party. The indemnification rights of any ARES Indemnified Party contained herein are in addition to and not in lieu of all other rights that such ARES Indemnified Party may have at law or in equity or otherwise and shall survive the termination of this Agreement.

      Section 7.05. Disclaimer of Warranties. Neither Party guarantees the safety or usefulness of any Licensed Product or Combination Product. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY NATURE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      Section 8.01. No Waiver. No failure on the part of either Party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by either Party of any right preclude any other future exercise thereof or the exercise of any other right.

      Section 8.02. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party to the extent the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party; provided, however, the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use its best efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied.

      Section 8.03. Notices. All notices, reports, requests or demands required or permitted under this Agreement shall be sent by air courier or by facsimile, with confirmed transmission, properly addressed to the respective Parties as follows:

            If to SIGNAL:

                  SIGNAL PHARMACEUTICALS, INC.
                  5555 Oberlin Drive
                  San Diego, California 92121
                  U.S.A.
                  Attention:  President and Chief Executive Officer
                  Telephone:  619-558-7500
                  Facsimile:  619-558-7513

            With a copy to:
                  COOLEY GODWARD LLP
                  4365 Executive Drive
                  Suite 1100
                  San Diego, California 92121
                  U.S.A.
                  Attention:  Frederick T. Muto
                  Telephone:  619-550-6000
                  Facsimile:  619-453-3555

            If to ARES:
                  ARES TRADING S.A.
                  Chateau de Vaumarcus
                  2028 Vaumarcus
                  Switzerland
                  Attn.:      General Manager
                  Telephone:  41-38-55-3231
                  Facsimile:  41-38-55-3208

            With a copy to:

                  ARES-SERONO INTERNATIONAL S.A.
                  15 bis, chemin des Mines
                  1202 Geneva
                  Switzerland
                  Attention:  General Counsel
                  Telephone:  41-22-738-8000
                  Facsimile:  41-22-739-3070

or to such addresses or addresses as the Parties hereto may designate for such purposes during the Term. Notices shall be deemed to have been sufficiently given or made: (i) if by facsimile with confirmed transmission, when performed, and (ii) if by air courier, three (3) days after delivery to the air courier company.

      Section 8.04. Independent Contractors. No agency, partnership or joint venture is hereby established; each Party shall act hereunder as an independent contractor. Neither SIGNAL nor ARES shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

      Section 8.05. Assignment.

                  8.05.01. General. This Agreement shall be binding upon the Parties and their respective permitted successors and assigns. This Agreement may be assigned by either Party in whole or in part to its Affiliates. Except as otherwise set forth in Subsection 8.05.02 hereof, this Agreement may be otherwise assigned by either Party in whole or in part only with the prior written consent of the other Party.

                  8.05.02. Acquisition or Merger. If either Party (or substantially all its assets) is acquired by or merged with a third party or if either Party acquires a third party (or substantially all its assets), the entity that results from that transaction (the "Combined Entity") shall succeed to all of the rights and obligations of the affected Party under this Agreement with the same effect as if the Combined Entity had originally been a Party hereunder. Notwithstanding the foregoing, upon such succession of the Combined Entity to the rights and obligations hereunder, the Parties may agree to terminate this Agreement or the other Party may elect to terminate this Agreement (including upon commission by the Combined Entity of a material breach of the Agreement following such succession), with the following result:

                        (i) if the terminating Party is SIGNAL, then to the extent necessary to develop, manufacture, import, use or sell Licensed Products or Combination Products in existence prior to such termination, SIGNAL shall be granted an irrevocable, fully paid-up, nonexclusive license within the Territory under the ARES Know-How and ARES Patents; provided, however, that SIGNAL shall reimburse ARES for royalties paid to third parties by ARES or its Affiliates with respect to the development, manufacture, import, use or sale of such Licensed Products or Combination Products; and

                        (ii) if the terminating Party is ARES, ARES shall be granted an irrevocable, fully paid-up, exclusive license, with the right to grant sublicenses, within the Territory under the SIGNAL Technology to develop, make, have made, import, use, and sell any Licensed Products or Combination Products to which ARES had any right, title or interest prior to such termination. ARES shall also be entitled to a complete duplicate of (A) all records, notes, reports and data with respect to all laboratory work performed in the conduct of the Research and (B) all biological and chemical materials used in connection with the Research prior to such termination and the same, if not already in its possession, shall be promptly delivered to ARES upon such termination. Notwithstanding the foregoing, termination of this Agreement shall not release either Party, or the Combined Entity of which it is a part, from any obligations accrued prior to the effective date of termination nor deprive either Party, or such Combined Entity, from any rights that this Agreement provides shall survive termination.

      Section 8.06. No Sale or Other Disposal of SIGNAL Technology. Without ARES' prior written consent, SIGNAL shall not sell, transfer, assign, or otherwise dispose of, or purport to sell, transfer, assign or otherwise dispose of, any right, title or interest in, to and under SIGNAL Technology that is necessary or useful to develop, make, have made, import, use, and sell Licensed Products or Combination Products; provided, however, that ARES acknowledges that, prior to the date hereof, SIGNAL has granted certain rights in the SIGNAL Technology to Tanabe.

      Section 8.07. Reference to Patents. ARES shall mark or cause to be marked the Licensed Products and Combination Products developed, made, imported, used or sold pursuant to this Agreement with such references to the SIGNAL Patents or Joint Patents as are required by the applicable laws of the territories in which such Licensed Products or Combination Products are developed, made, imported used and sold.

      Section 8.08. No Third-Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, or their respective permitted successors and assigns, any benefits, rights or remedies.

      Section 8.09. Publicity. Neither Party may use in any manner the other Party's name or insignia, or any contraction, abbreviation or adaptation thereof, without the express written consent of the other Party. Neither Party may publicly disclose or issue press releases concerning the existence of this Agreement or the terms and conditions hereof except with the express written consent of the other Party, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, either Party shall have the right to disclose information concerning this Agreement in any prospectus, offering memorandum or other document or filing to the extent required by applicable securities laws but only after providing the other Party reasonable notice of such intended disclosure and consulting with the other Party to determine the reasonable nature and scope of such intended disclosure.

      Section 8.10. Confidential Information. For the purpose of this Agreement, the term "Confidential Information" shall mean any information disclosed by either Party to the other pursuant to this Agreement in tangible form clearly marked "secret," "confidential" or "proprietary" or, if disclosed otherwise, summarized or described in tangible form and clearly marked as above within thirty (30) days of the initial disclosure. Each Party shall hold Confidential Information it has received in confidence during the Term and for a period of five (5) years thereafter and shall not disclose such Confidential Information to third parties without the consent of the disclosing Party, other than Confidential Information that:

                  (i) was known to the receiving Party prior to disclosure by the disclosing Party as evidenced by the receiving Party's prior written records;

                  (ii) is disclosed to the receiving Party by a third party, except if such disclosure is made on a confidential basis or in violation of a confidentiality obligation to the disclosing Party or its Affiliates;

                  (iii) is or becomes public knowledge other than by the receiving Party's breach of this confidentiality obligation;

                  (iv) the receiving Party must disclose to government authorities for the purpose of seeking marketing approval of Licensed Products or Combination Products pursuant to this Agreement;

                  (v) the receiving Party must disclose to individuals who have a need to know to effectuate the development and commercialization of Licensed Products or Combination Products pursuant to this Agreement, provided each such individual is bound by a confidentiality obligation comparable to the obligation set forth in this Section 8.10;

                  (vi) the receiving Party independently develops or discovers without use of or reference to the Confidential Information; or

                  (vii) the receiving Party must disclose, pursuant to a requirement of law, provided the receiving Party has given the disclosing Party prompt notice of such fact, so the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the confidentiality obligations of this Section 8.10. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, or the disclosing Party waives such compliance, the receiving Party shall make such disclosure, but only to the extent such disclosure is legally required, and shall use its best efforts to have confidential treatment accorded to the disclosed Confidential Information. Each Party may disclose Confidential Information only to those of its employees, agents, Affiliates, consultants and academic collaborators who are bound by confidentiality obligations comparable to the obligation set forth in this Section 8.10. All Confidential Information shall be returned to the disclosing Party by the receiving Party upon request by the disclosing Party upon the termination of this Agreement, with the exception of a single copy to be retained by the receiving Party in a confidential file for the purpose of determining compliance with this confidentiality obligation. This obligation shall survive termination of this Agreement.

      Section 8.11. Publication. Any manuscript, abstract or other publication or presentation prepared by or on behalf of either Party and relating to the SIGNAL Technology must be submitted to the other Party for review and approval at least thirty (30) Business Days prior to submission for publication or public release, which approval shall not unreasonably be withheld. Publication or public release of any such manuscript, abstract or other publication or presentation is subject to the confidentiality and nondisclosure obligations set forth in Section 8.10 hereof.

      Section 8.12. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

      Section 8.13. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

      Section 8.14. Governing Law. The form, execution, validity, construction and effect of this Agreement shall be determined in accordance with the laws of the Commonwealth of Massachusetts and the United States of America, regardless of the choice of law principles of those or any other jurisdictions.

      Section 8.15. Dispute Resolution. Any disputes, questions or claims raised by a Party and arising out of or in connection with this Agreement that cannot be settled by negotiation between the Parties within fifteen (15) days after notice thereof shall be resolved in accordance with the terms and conditions set forth in this Section 8.15. The Parties agree that any such dispute, question or claim shall be resolved solely by application of the procedures set forth in this Section 8.15. These procedures, however, may be modified by written agreement of the Parties with respect to any particular dispute, question or claim that may arise under this Agreement.

                  8.15.01. Negotiation. The procedures of this Section 8.15 shall be initiated by a notice (the "Dispute Notice") given by one Party (for purposes of this Section 8.15, the "Claimant") to the other Party. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute, question or claim in reasonable detail, and (ii) documentation supporting the Claimant's position with respect to the dispute, question or claim, if applicable. Within twenty (20) days after receipt by the other Party (for purposes of this

Section 8.15, the "Respondent") of the Dispute Notice and accompanying materials, if any, the chief executive officers of the Parties in question, or other members of senior management of such Parties, each with full authority from the chief executive officer to settle the dispute, shall meet (the "Management Meeting") in a mutually agreeable location to resolve the dispute. If the Parties cannot agree on a time or location for the Management Meeting,
(i) the Meeting shall be held at 10:00 A.M., local time, on the twentieth (20th) day after the Respondent's receipt of the Dispute Notice, (ii) the location of such Meeting shall be in a first-class hotel suite identified and paid for by the Claimant in Boston, Massachusetts. If the senior management representative of either Party intends to be accompanied at the Management Meeting by counsel, the other Party shall be given at least four (4) days notice of such intention and may also be accompanied by counsel. All negotiations pursuant to this Subsection 8.15.1 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

                  8.15.02. Arbitration. If the Parties are unable to resolve the dispute, question or claim within thirty (30) days following the day of the Management Meeting, the dispute, question or claim shall be finally settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of International Disputes (and the Center for Public Resources shall serve, if necessary, as the "Neutral Organization") by three arbitrators appointed in accordance with such Rules who shall be impartial and disinterested individuals who do not have a direct or indirect interest in either Party or the subject matter of the arbitration. The Parties agree that notices served in the manner provided herein shall be valid for such arbitration. Any such arbitration shall be conducted in English and shall be held in Boston, Massachusetts. The arbitrators shall apply the substantive law that the Parties have chosen as the governing law pursuant to Section 8.14 hereof. Pending the issuance of the arbitrators' decision, the Parties shall continue to operate under the Agreement as it existed on the date the Dispute Notice was given; provided, however, that the arbitrators' decision shall be retroactive to such date. The costs of the arbitration (including without limitation the fees and expenses of the arbitrators, attorneys and experts, the travel and other expenses of witnesses, as well as the fees and expenses in any collateral actions, such as actions for enforcement) shall be borne in their entirety by the nonprevailing Party in the arbitration. The Parties hereby exclude any right of appeal to any court on the merits of the dispute, question or claim. Judgment on the award may be entered in any court having jurisdiction over the award or any of the Parties or their assets The award may grant any relief appropriate under the applicable law, including without limitation declaratory relief and/or specific performance.

      Section 8.16. Cooperation. Both Parties shall cooperate in good faith and take all necessary steps at the request of either Party to ensure that this Agreement is enforceable in accordance with its terms.

      Section 8.17. Integration. This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto, including without limitation the Letter between the Parties dated September 9, 1997. No terms or provisions of this Agreement shall be varied, extended or modified by any prior or subsequent statement, conduct or act of either of the Parties, except by a written instrument specifically referring to and executed in the same manner as this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

               "SIGNAL"                                   "ARES"
     SIGNAL PHARMACEUTICALS, INC.                     ARES TRADING S.A.

By:                                     By:    /s/ ERNESTO BERTARELLI
       ----------------------------            ---------------------------------
Name:                                   Name:  ERNESTO BERTARELLI
       ----------------------------            ---------------------------------
Title:                                  Title: DIRECTOR
       ----------------------------            ---------------------------------

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

               "SIGNAL"                                   "ARES"
     SIGNAL PHARMACEUTICALS, INC.                     ARES TRADING S.A.

By:    /s/ ALAN J. LEWIS                By:
       ----------------------------            ---------------------------------
Name:  ALAN J. LEWIS                    Name:
       ----------------------------            ---------------------------------
Title: PRESIDENT / CEO                  Title:
       ----------------------------            ---------------------------------

                                    EXHIBIT A

                                  ARES Know-How

                                    EXHIBIT B

                                  ARES Patents


[***]


*  World Intellectual Property Organization country codes




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

                                    EXHIBIT C

                                    Protocol

Description of
Research Project:

Responsible Party
(SIGNAL, ARES, or Joint):

Methodology (including milestones):

Personnel (including
Consultants and Academic Collaborators):

Materials:

Reports (Interim and Final):

Schedule (including Completion Date):

Budget:

                                    EXHIBIT D

                                 SIGNAL Know-How


                                     [***]


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
                                   EXHIBIT E

                                 SIGNAL Patents


                                     [***]

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
                                   EXHIBIT F

                         SIGNAL Third-Party Agreements



                                     [***]


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
                                   EXHIBIT G

            Third-Party Rights in SIGNAL Know-How and SIGNAL Patents


                                     [***]


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